Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Daniel Platt, ext. 1029 Shelly Oates, ext. 3202	June 17, 2014

AmeriGas Partners Announces Closing of Sale by Energy Transfer Affiliate of 8,500,000 AmeriGas Common Units

VALLEY FORGE, Pa., June 17 — AmeriGas Partners, L.P. (NYSE: APU) announced today that Heritage ETC, L.P. (the “Selling Unitholder”), an affiliate of Energy Transfer Partners, L.P., has closed its previously-announced public offering of 8,500,000 AmeriGas common units. AmeriGas will not receive any proceeds from the sale of the common units by the Selling Unitholder.

Citigroup, Morgan Stanley, UBS Investment Bank, Barclays, Credit Suisse, Deutsche Bank Securities, Goldman, Sachs & Co., J.P. Morgan, RBC Capital Markets and Wells Fargo Securities acted as joint book-running managers for the common units offering. Ladenburg Thalmann & Co. acted as co-manager for the common units offering.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, common units, nor shall there be any sale of common units in any jurisdiction in which such an offer or solicitation, or the sale of common units, would be unlawful without registration or qualification under the securities laws of such jurisdiction.

About AmeriGas Partners, L.P.
AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 2,500 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. As a result of this offering, affiliates of Energy Transfer Partners, L.P. own 4.7% of the Partnership and the public owns the remaining 69.3%.

AP-7 * * * 6/17/14